--------                                          ------------------------------
 FORM 3                                                   OMB APPROVAL
--------                                          ------------------------------
                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ......  0.5
                                                  ------------------------------



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
 DeGroodt         William                     Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)            Spacelabs Medical, Inc. (SLMD)        (Month/Day/Year)
     (Last)     (First)     (Middle)            4/1/2000                 ----------------------------------
C/O Spacelabs Medical Inc.                 ----------------------------  5. Relationship of Reporting        -----------------------
15220 NE 40th Street                       3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
----------------------------------------      Number of Reporting           (Check all applicable)              Group Filing (Check
             (Street)                         Person (Voluntary)               Director          10% Owner      applicable line)
Redmond, WA 98073-9713                                                   -----            -----                X    Form filed by
--------------------------------------     ----------------------------    X   Officer           Other       -----  One Reporting
      (City)      (State)      (Zip)                                     ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                         Vice President, Operations          -----  More Than One
                                                                         ----------------------------------         Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                         2,000                           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)-(v).                                   SEC 1473 (7/96)

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount of                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

------------------------------------------------------------------------------------------------------------------------------------
Stock Option Grant              11/15/00   11/15/04      Common Stock     20,000      $13.3800         D
 (Right to Buy)(1)              (2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses: (1) Non-Qualified Stock Option Grant pursuant to
Spacelabs Medical Inc.'s 1992 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and
Performance Unit Plan.
(2) Shares vest as to 25% on the 1st anniversary date and an additional 25%
each anniversary year thereafter until fully vested.

**Intentional misstatements or omissions of facts constitute Federal Criminal          /s/ Eugene V. DeFelice      4/3/00
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           -------------------------------  ----------------
                                                                                  **Signature of Reporting Person        Date
Note:  File three copies of this Form, one of which must be manually signed.      Attorney-in-Fact for William DeGroodt
       If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not to respond unless the form displays a currently value OMB Number.
                                                                                                                         Page 2 of 2
                                                                                                                     SEC 1473 (7/96)